Exhibit 77Q1(e)

INVESTMENT ADVISORY AGREEMENT
between
STRALEM FUND
and
STRALEM & COMPANY INCOPORATED

AGREEMENT made as of the 1st day of November 2011, by and between Stralem Fund, a Delaware business trust (the “Trust”), and Stralem & Company Incorporated, a Delaware corporation (the “Adviser”).

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain the Adviser to furnish investment advisory services to the funds listed on Schedule A (each, a “Fund” and collectively, the “Funds”), and the Adviser represents that it is willing and possesses legal authority to so furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Appointment.

(a)
General.  The Trust hereby appoints the Adviser to act as investment adviser to the Funds for the period and on the terms set forth in this Agreement.  The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

(b)
Sub-Advisers.  It is understood and agreed that the Adviser may from time to time employ or associate with such other entities or persons as the Adviser believes appropriate to assist in the performance of this Agreement with respect to a particular Fund or Funds (each a “Sub-Adviser”), and that any such Sub-Adviser shall have all of the rights and powers of the Adviser set forth in this Agreement; provided that a Fund shall not pay any additional compensation for any Sub-Adviser and the Adviser shall be as fully responsible to the Trust for the acts and omissions of the Sub-Adviser as it is for its own acts and omissions; and provided further that the retention of any Sub-Adviser shall be approved in advance by (i) the Board of Trustees of the Trust and (ii) the shareholders of the relevant Fund if required under any applicable provisions of the 1940 Act.  The Adviser will review, monitor and report to the Trust’s Board of Trustees regarding the performance and investment procedures of any Sub-Adviser.  In the event that the services of any Sub-Adviser are terminated, the Adviser may provide investment advisory services pursuant to this Agreement to the Fund without a Sub-Adviser and without further shareholder approval, to the extent consistent with the 1940 Act.  A Sub-Adviser may be an affiliate of the Adviser.

2.	Investment Advisory Services.

(a)
Management of the Funds.  The Adviser hereby undertakes to act as investment adviser to the Funds.  The Adviser shall regularly provide investment advice to the Funds and continuously supervise the investment and reinvestment of cash, securities and other property composing the assets of the Funds and, in furtherance thereof, shall:

(i)
provide the Fund with such investment research, data, advice and supervision as the Fund may consider necessary for proper supervision of its funds.  The Adviser shall act as manager and investment adviser of the Fund and, as such, shall furnish continuously an investment program, which will include determining what securities shall be purchased or sold by the Fund and what portion of the assets of the Fund shall be held uninvested, subject always to the provisions of the Trust Instrument and By-Laws, the Fund’s fundamental investment policies as in effect from time to time, and control and review by the Board of Trustees.

(ii)
take, on behalf of the Funds, all actions which the Adviser deems necessary to carry into effect the investment policies determined as provided above, and to that end the Adviser may designate a person or persons who are to be authorized by the Funds as the representative or representatives of the Funds, to give instructions to the Custodian of the assets of the Funds as to deliveries of securities and payments of cash for the account of the Funds.

(iii)	make appropriate periodic reports to the Trust’s Board of Trustees.

(b)
Covenants.  The Adviser shall carry out its investment advisory and supervisory responsibilities in a manner consistent with the investment objectives, policies, and restrictions provided in: (i) each Fund’s Prospectus and Statement of Additional Information as revised and in effect from time to time; (ii) the Trust’s Trust Instrument, By-Laws or other governing instruments, as amended from time to time; (iii) the 1940 Act; (iv) other applicable laws; and (v) such other investment policies, procedures and/or limitations as may be adopted by the Trust with respect to a Fund and provided to the Adviser in writing.  The Adviser agrees to use reasonable efforts to manage each Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder (the “Code”), except as may be authorized to the contrary by the Trust’s Board of Trustees.  The management of the Funds by the Adviser shall at all times be subject to the review of the Trust’s Board of Trustees.

(c)
Books and Records.  Pursuant to applicable law, the Adviser shall keep each Fund’s books and records required to be maintained by, or on behalf of, the Funds with respect to advisory services rendered hereunder.  The Adviser agrees that all records which it maintains for a Fund are the property of the Fund and it will promptly surrender any of such records to the Fund upon the Fund’s request.  The

Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records of the Fund required to be preserved by such Rule.

(d)
Reports, Evaluations and other Services.  The Adviser shall furnish reports, evaluations, information or analyses to the Trust with respect to the Funds and in connection with the Adviser’s services hereunder as the Trust’s Board of Trustees may request from time to time or as the Adviser may otherwise deem to be desirable.  The Adviser shall make recommendations to the Trust’s Board of Trustees with respect to Trust policies, and shall carry out such policies as are adopted by the Board of Trustees.  The Adviser shall, subject to review by the Board of Trustees, furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.

(e)
Selection of Brokers or Dealers.  The Adviser shall place purchase and sale orders for portfolio transactions of the Fund with brokers and/or dealers including, where permitted by law, the Fund’s Distributor or affiliates thereof or of the Adviser, which, in the judgment of the Adviser, are able to execute such orders as expeditiously as possible and at the best obtainable price.    Purchases and sales of securities which are not listed or traded on a securities exchange shall ordinarily be executed with primary market makers acting as principal except when it is determined that better prices and executions may otherwise be obtained, provided, that the Adviser may cause the Fund to pay a member of a securities  exchange, broker or dealer an amount of commission higher than the commission another member of an exchange, broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Adviser’s overall responsibilities.  As used herein, “brokerage and research services” shall have the same meaning as in Section 28 (e)(3) of the Securities Exchange Act of 1934, as such Section may be amended from time to time, and any rules or regulations promulgated thereunder by the Securities and Exchange Commission.  It is understood that, consistent with the Adviser’s fiduciary duty to the Fund, it is the intent of the Agreement to allow the Adviser the widest discretion permitted by law in determining the manner and means by which portfolio securities’ transactions can be affected in the best interests of the Fund.

(f)
Aggregation of Securities Transactions.  In executing portfolio transactions for a Fund, the Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be sold or purchased with those of other Funds or its other clients if, in the Adviser’s reasonable judgment, such aggregation (i) will result in an overall economic benefit to the Fund, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses, and trading requirements, and (ii) is not inconsistent with the policies set forth in the Trust’s registration statement and the Fund’s Prospectus and Statement of Additional Information.  In such event, the Adviser will allocate the securities so purchased or sold, and the expenses incurred in the transaction, in an equitable manner, consistent with its fiduciary obligations to the Fund and such other clients.

3.	Representations and Warranties.

(a)	The Adviser hereby represents and warrants to the Trust as follows:

(i)
The Adviser is a corporation duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

(ii)
The Adviser is registered as an investment adviser with the Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is registered or licensed as an investment adviser under the laws of all applicable jurisdictions.  The Adviser shall maintain such registrations or licenses in effect at all times during the term of this Agreement.

(iii)	The Adviser at all times shall provide its best judgment and effort to the Trust in carrying out the Adviser’s obligations hereunder.

(b)	The Trust hereby represents and warrants to the Adviser as follows:

(i)	The Trust has been duly organized as a business trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms.

(ii)
The Trust is registered as an investment company with the Commission under the 1940 Act and shares of each Fund are registered for offer and sale to the public under the 1933 Act and all applicable state securities laws where currently sold.  Such registrations will be kept in effect during the term of this Agreement.

4.	Compensation.

(a)     As compensation for the services which the Adviser is to provide or cause to be provided pursuant to Paragraph 2, each Fund shall pay to the Adviser out of Fund assets a quarterly fee, computed and accrued at the rates set forth opposite each Fund’s name on Schedule A, which shall be the percentage of the average weekly net assets of the Fund (computed in the manner set forth in the Fund’s most recent Prospectus and Statement of Additional Information) determined as of the close of business the last business days of each calendar week during each calendar quarter.  For the quarter in which this Agreement commences or terminates, the Adviser shall make an appropriate pro rata adjustment of the fee on the basis of the number of days that the Agreement is in effect during such quarter.

(b)	As used herein:

(i)
The term “calendar quarter” shall mean the initial period, the final period and each period of three consecutive calendar months ending on March 31, June 30, September 30 and December 31 of each calendar year.

(ii)	The term “calendar year” shall mean the period of 12 consecutive calendar months ending on December 31 of each calendar year.

5.
Expenses.  As between the Adviser and the Funds, the Funds will pay for all their expenses other than those expressly stated to be payable by the Adviser hereunder, which expenses payable by the Funds shall include, without limitation, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments, which the parties acknowledge might be higher than other brokers would charge when a Fund utilizes a broker which provides brokerage and research services to the Adviser as contemplated under Paragraph 3 above; (iii) fees and expenses of the Trust’s Trustees that are not employees of the Adviser; (iv) legal and audit expenses; (v) any compliance expenses properly allocable to the Funds; (vi) administrator, custodian, pricing and bookkeeping, registrar and transfer agent fees and expenses; (vii) fees and expenses related to the registration and qualification of the Funds’ shares for distribution under state and federal securities laws; (viii) expenses of printing and mailing reports and notices and proxy material to shareholders, unless otherwise required; (ix) all other expenses incidental to holding meetings of shareholders, including proxy solicitations therefor, unless otherwise required; (x) expenses of typesetting for printing Prospectuses and Statements of Additional Information and supplements thereto; (xi) expenses of printing and mailing Prospectuses and Statements of Additional Information and supplements thereto sent to existing shareholders; (xii) insurance premiums for fidelity bonds and other coverage to the extent approved by the Trust’s Board of Trustees; (xiii) association membership dues; (xiv) acquired fund fees and expenses (as defined in Form N-1A) and (xv) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Trust is a party (or to which the Funds’ assets are subject) and any legal obligation for which the Trust may have to provide indemnification to the Trust’s Trustees and officers.

6.
Non-Exclusive Services; Limitation of Adviser’s Liability.  The services of the Adviser to the Funds are not to be deemed exclusive and the Adviser may render similar services to others and engage in other activities.  The Adviser and its affiliates may enter into other agreements with the Funds and the Trust for providing additional services to the Funds and the Trust which are not covered by this Agreement, and to receive additional compensation for such services.  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, or a breach of fiduciary duty with respect to receipt of compensation, neither the Adviser nor any of its directors, officers, shareholders, agents, or employees shall be liable or responsible to the Trust, the Funds or to any shareholder of the Funds for any error of judgment or mistake of law or for any act or omission in the course of, or connected with, rendering services hereunder or for any loss suffered by the Trust, a Fund or any shareholder of a Fund in connection with the performance of the Agreement.

7.
Effective Date; Modifications; Termination.  This Agreement shall become effective on November 1, 2011, provided that it shall have been approved by a majority of the outstanding voting securities of each Fund, in accordance with the requirements of the 1940 Act, or such later date as may be agreed by the parties following such shareholder approval.

(a)
This Agreement shall continue in force for two years.  Thereafter, this Agreement shall continue in effect as to each Fund for successive annual periods, provided such continuance is specifically approved at least annually (i) by a vote of the majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval and (ii) by a vote of the Board of Trustees of the Trust or a majority of the outstanding voting shares of the Fund.

(b)
The modification of any of the non-material terms of this Agreement may be approved by a vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

(c)
Notwithstanding the foregoing provisions of this Paragraph, either party hereto may terminate this Agreement at any time on sixty (60) days’ prior written notice to the other, without payment of any penalty.  Such a termination by the Trust may be effected severally as to any particular Fund, and shall be effected as to any Fund by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund.  This Agreement shall terminate automatically in the event of its assignment.

8.	Limitation of Liability of Trustees and Shareholders. The Adviser acknowledges the following limitation of liability:

The terms “Stralem Fund” and “Trustees” refer, respectively, to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Trust Instrument, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the State of Delaware, such reference being inclusive of any and all amendments thereto so filed or hereafter filed.  The obligations of “Stralem Fund” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with the Trust or a Fund must look solely to the assets of the Trust or Fund for the enforcement of any claims against the Trust or Fund.

9.
Certain Definitions.  The terms “vote of a majority of the outstanding voting securities,” “assignment,” “control,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act.  References in this

Agreement to the 1940 Act and the Advisers Act shall be construed as references to such laws as now in effect or as hereafter amended, and shall be understood as inclusive of any applicable rules, interpretations and/or orders adopted or issued thereunder by the Commission.

10.
Independent Contractor.  The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Trustees of the Trust from time to time, have no authority to act for or represent a Fund in any way or otherwise be deemed an agent of a Fund.

11.
Structure of Agreement.  The Trust is entering into this Agreement on behalf of the respective Funds severally and not jointly.  The responsibilities and benefits set forth in this Agreement shall refer to each Fund severally and not jointly.  No Fund shall have any responsibility for any obligation of any other Fund arising out of this Agreement.  Without otherwise limiting the generality of the foregoing:

(a)	any breach of any term of this Agreement regarding the Trust with respect to any one Fund shall not create a right or obligation with respect to any other Fund;

(b)	under no circumstances shall the Adviser have the right to set off claims relating to a Fund by applying property of any other Fund; and

(c)
the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust and the particular Fund to which such relationship and consideration applies.

This Agreement is intended to govern only the relationships between the Adviser, on the one hand, and the Trust and the Funds, on the other hand, and (except as specifically provided above in this Paragraph 14) is not intended to and shall not govern (i) the relationship between the Trust and any Fund or (ii) the relationships among the respective Funds.

12.	Governing Law. This Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act or the Advisers Act.

13.
Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

14.
Notices.  Notices of any kind to be given to the Trust hereunder by the Adviser shall be in writing and shall be duly given if mailed or delivered to 645 Madison Avenue, New York New York 10022; or at such other address or to such individual as shall be so specified by the Trust to the Adviser.  Notices of any kind to be given to the Adviser hereunder by the Trust shall be in writing and shall be duly given if mailed or delivered to the Adviser at 645 Madison Avenue New York, New York 10022, or at such other address or to such individual as

14.	shall be so specified by the Adviser to the Trust. Notices shall be effective upon delivery.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date written above.

STRALEM FUND	STRALEM & COMPANY INCOPORATED

By: /s/ Andrea Bauman Lustig	By: /s/ Hirschel B. Abelson

Name: Andrea Baumann Lustig	Name: Hirschel B. Abelson
Title: President	Title: President

SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
between
STRALEM FUND
and
STRALEM & COMPANY INCOPORATED

Name of Fund	Fee, at a quarterly rate, expressed as a percentage of average weekly net assets.	Annual rate
Stralem Equity Fund	.3125% of the first $50 million	1.25% of the first $50 million
	.25% of the next $50 million	1.00% of the next $50 million
	.1875% in excess of $100 million	0.75% in excess of $100 million

STRALEM FUND

By: /s/Andrea Baumann Lustig
Andrea Baumann Lustig

Accepted:

STRALEM & COMPANY INCOPORATED

By: /s/ Hirschel B. Abelson
Hirschel B. Abelson